Exhibit 21

SUBSIDIARIES OF REGISTRANT

The following lists the subsidiaries of Summit Financial Group, Inc., a West Virginia Corporation.

     Summit Community Bank, Inc., a state banking corporation
          organized under the laws of the State of West Virginia

     Shenandoah Valley National Bank, a national banking association organized under the laws of the United States of America

     Summit Insurance Services, LLC, a full lines insurance agency organized under the laws of the State of West Virginia

     SFG Capital Trust I, a statutory business trust
          organized under the laws of the State of Delaware

     SFG Capital Trust II, a statutory business trust
          organized under the laws of the State of Delaware